FOR IMMEDIATE RELEASE

CONTACT:

Investor Relations

John Pougnet

BAZI

303- 316-8577

ir@drinkbazi.com

FINRA Approves Bazi International’s Change of Trading Symbol to “BAZI”

 (DENVER, CO) December 9, 2010 – Bazi International, Inc. (OTC Bulletin Board: BAZI), announced today that the Financial Industry Regulatory Authority (“FINRA”) has approved the change of the company’s trading symbol on the OTCBB market from XELR to BAZI effective immediately.

Kevin C. Sherman, President and Chief Executive Officer of Bazi International, Inc., noted, “We are pleased that FINRA has approved the change of our trading symbol to BAZI.  Our new symbol more closely aligns the company and our stock with our focus on the marketing and retail distribution of BAZI®, the company’s healthy, concentrated, energy shot.”  Mr. Sherman continued, “As we execute our national distribution strategy, we’re excited about the opportunity to introduce BAZI® to new consumers everywhere who have previously not had the ability to purchase BAZI®, and experience the difference that healthy energy can make to support an active lifestyle.  We look forward to sharing our recent developments in furtherance of our national retail strategy with our shareholders in the near future.”

ABOUT BAZI®

Bazi International, Inc. is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance. Its primary product is BAZI®, a healthy, concentrated, energy shot with eight super fruits, including jujube, acai, mangosteen, goji, pomegranate, blueberry, raspberry and seabuckthorn, plus  a variety of phytonutrients, antioxidants, vitamins and trace minerals, supporting the critical nutrition needed daily in a convenient, great tasting 2 ounce shot. BAZI's commitment to quality, science and research has earned the company a loyal following of world-class athletes and an elite list of endorsers, including Olympic athletes.  For more information about BAZI®, please visit www.drinkbazi.com.

Forward-Looking Statement:

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to BAZI Holdings, Inc. are intended to identify such forward-looking statements.  BAZI Holdings, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur.  These projections are subject to change and could differ materially from final reported results.  For a discussion of such risks and uncertainties, see “Risk Factors” in BAZI’s report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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